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                                                                    Exhibit 99.1

                                      Date:           MAR 9 1992

State Street Bank & Trust Co.         Name of Trust:  American Bar Association
200 Newport Ave. 6th Floor                            Members/State Street
North Quincy, MA 02171                                Collective Trust
Attn:  Barbara Rand
                                      Date Trust was Executed:  August 8, 1991
                                                      Amended:  December 5, 1991

                                      Person to Contact:  H. R. Nass
                                      Telephone Number:   (516) 683-5396

Dear Applicant:

     Based on the information supplied, we have determined that the master (group) trust is a group trust arrangement as described in Revenue Ruling 81-100, 1981, C.B. 326. The trust is exempt from Federal income tax under section 501(a) of the Internal Revenue Code with respect to the funds that equitably belong to its participating trusts that are qualified under section 401(a). The trust is also tax exempt under section 408(e) with respect to the funds that equitably belong to its participating individual retirement accounts that are qualified under section 408.

     Participation in the master trust is limited to pension, profit-sharing, and stock bonus plans that are qualified under Code section 401(a) and are tax exempt under section 501(a) and individual retirement accounts that are qualified under section 408 and are tax exempt under 408(e) The trust is subject to the provisions of section 502 (relating to feeder organizations), section 503 (relating to prohibited transactions), and sections 511 to 515 (relating to tax on unrelated business income).

     The trustee of the master trust is governed by the fiduciary responsibility provisions of the Employee Retirement income Security Act of 1974 (ERISA) and, subject to the exceptions explained in this Act, has full responsibility for the investment of assets held by the trust.

     The information is this letter relates only to the status of the master trust under the Internal Revenue Code and not to the effect of any other Federal or local statutes.

     Please keep this determination letter in your permanent records. If you have any questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                                 Sincerely yours,

                                                 /s/ EUGENE D. ALEXANDER
                                                 District Director

cc:  Donna Stoehr Hanlon, Esq.
     c/o Goodwin, Procter & Hoar
     Exchange Place
     Boston, MA  02109


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